Exhibit 1.1.7

STAMP	APPROVED
Interdistrict Inspection of the	By the Joint Extraordinary General Shareholders Meeting of
Federal Tax Service	Open Joint Stock Company “Vimpel-Communications”,
No. 46 in the City of Moscow	Closed Joint Stock Company “Extel”,
The record has been made in the Unified State	Closed Joint Stock Company “Sotovaya Company”,
Register of Legal Entities	Closed Joint Stock Company “StavTeleSot”,
On the 31-st of May, 2006
MSRN (Main State Registration Number)	Closed Joint Stock Company “Vostok-Zapad Telecom”,
1027700166636	Open Joint Stock Company “Orensot”,
SRN 8067746784592
The copy of the document is kept in the	Open Joint Stock Company “Beeline-Samara” and
registration body.	Open Joint Stock Company “Dal Telecom International”
The authorized person of the registration body:
Chief State Tax Inspector	Protocol No. 38
Name: Batisheva N. E.	of April 24, 2006
/signed/
/seal: Federal Tax Service
Administration of the Federal Tax Service in	/signed/
the City of Moscow	/seal/
Interdistrict Inspection of the Federal Tax	E.A. Shmatova
Service No. 46 in the City of Moscow	Executive Vice-President, Chief Financial Officer
MSRN 1047796991550/	Open Joint Stock Company “Vimpel-Communications”

Amendments to the Charter

of the Open Joint Stock Company “Vimpel-Communications”

1.	Add the following provisions to Article 1.4 of the Charter:

“As a result of reorganization in the form of a merger of the Open Joint Stock Company “Beeline-Samara” into the Company, the Company becomes a successor to all rights and obligations of the Open Joint Stock Company “Beeline-Samara” in accordance with the applicable laws of the Russian Federation.

As a result of reorganization in the form of a merger of the Closed Joint Stock Company “Extel” into the Company, the Company becomes a successor to all rights and obligations of the Closed Joint Stock Company “Extel” in accordance with the applicable laws of the Russian Federation.”